EXHIBIT "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Third Quarter 2016 Results

Dallas (November 15, 2016) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, reported results of operations for the third quarter ended September 30, 2016. For the three months ended September 30, 2016, the Company reported net loss applicable to common shares of $4.0 million or $0.26 earnings per diluted share, as compared to net loss applicable to common shares of $5.4 million or $0.35 earnings per diluted share for the same period in 2015.

"The Company believes there is no reason to adjust our strategic posture of maintaining a strong focus on our multi-family portfolio. We will also continue to solidify the portfolio and pay close attention to all operational details, while at the same time maintaining our commitment to creating value. We believe our third quarter 2016 operating results, combined with our recent acquisitions, demonstrates yet another quarter of stabilized performance for the Company. We believe the portfolio is well positioned to deliver solid financial returns for the remainder of 2016", said Danny Moos, the Company's Chief Executive Officer and President. "We are pleased that we are seeing continued improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves."

Rental and other property revenues were $30.1 million for the three months ended September 30, 2016. This represents an increase of $2.3 million compared to the prior period revenues of $27.8 million. The change by segment is an increase in the apartment portfolio of approximately $2.7 million and a decrease in the commercial portfolio of $0.4 million. During the three months ended September 30, 2016, we recorded $2.1 million rental revenue for five apartment communities purchased since September 30, 2015 and had a decrease in rental revenue of $0.4 million for one apartment community sold since September 30, 2015, for a net increase of $1.7 million. The $0.4 million decrease in revenues for the commercial portfolio was primarily due to a decrease of $0.4 million in revenues for the Mahogany Run Golf Course in the third quarter of 2016 as compared to the third quarter of 2015.

Property operating expenses were $15.7 million for the three months ended September 30, 2016. This represents an increase of $1.2 million compared to the prior period operating expenses of $14.5 million. The change by segment is an increase in the apartment portfolio of approximately $1.3 million and an increase in the commercial portfolio of $0.3 million. The primary reason for the increase in property operating expenses for the Company's apartment portfolio was the purchase of five communities with a total of 777 units, net of one community sold with a total of 160 units since September 30, 2015, for a net increase of 617 units. The increases in property operating expenses in the apartment portfolio and commercial portfolio were partially offset by decreases in the land and other segments of $0.2 million and $0.3 million, respectively.

Depreciation and amortization expense was approximately $6.0 million for the three months ended September 30, 2016 for a decrease of $0.5 million as compared to the prior period expense of $6.5 million. This decrease was primarily due to the assets of Whispering Pines Apartments being fully depreciated in the third quarter of 2015.

Mortgage and loan interest expense was $15.4 million for the three months ended September 30, 2016. This represents an increase of approximately $0.4 million compared to the prior period expense of $15.0 million. The change by segment was an increase of $1.2 million in the other portfolio primarily due to securing a new mezzanine debt obligation in the third quarter of 2016 and an increase of $0.1 million in the apartment portfolio due to acquisitions. These increases were partially offset by a decrease in the land portfolio of $0.8 million due to the transfer of mortgage obligations related to land sold and a decrease in the commercial portfolio of $0.2 million.

Gain on land sales was $0.6 million for the three months ended September30, 2016 compared to $2.0 million for the three months ended September 30, 2015. In the current period, we sold 4.8 acres of land for a total sales price of $0.8 million and recorded a gain of $0.6 million. In 2015, we sold 155.2 acres of land for a sales price of $2.9 million and recorded a gain of $1.0 million. During the third quarter of 2015, we also recognized a deferred gain of $0.9 million on a prior sale.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended September 30, 2016	For the Three Months Ended September 30, 2015	For the Nine Months Ended September 30, 2016	For the Nine Months Ended September 30, 2015
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues (including $174 and $211 for the three months and $521 and $591 for the nine months ended 2016 and 2015, respectively, from related parties)	$ 30,067	$ 27,826	$ 90,106	$ 75,223
Expenses:				
Property operating expenses (including $230 and $202 for the three months and $671 and $551 for the nine months ended 2016 and 2015, respectively, from related parties)	15,671	14,499	46,078	37,467
Depreciation and amortization	6,025	6,569	17,723	16,410
General and administrative (including $941 and $912 for the three months and $1,860 and $1,920 for the nine months ended 2016 and 2015, respectively, from related parties)	1,760	1,417	6,197	5,215
Net income fee to related party	67	232	193	567
Advisory fee to related party	2,749	3,024	8,174	7,625
Total operating expenses	26,272	25,741	78,365	67,284
Net operating income	3,795	2,085	11,741	7,939
Other income (expenses):				
Interest income (including $5,395 and $3,886 for the three months and $14,482 and $13,190 for the nine months ended 2016 and 2015, respectively, from related parties)	5,712	3,950	15,791	13,722
Other income	252	(72)	1,452	4,040
Mortgage and loan interest (including $1,412 and $982 for the three months and $3,860 and $2,797 for the nine months ended 2016 and 2015, respectively, from related parties)	(15,362)	(15,026)	(43,551)	(36,463)
Earnings from unconsolidated subsidiaries and investees	146	81	430	276
Litigation settlement (expense)	-	(85)	-	(203)
Total other income (expenses)	(9,252)	(11,152)	(25,878)	(18,628)
Loss before gain on land sales, non-controlling interest, and taxes	(5,457)	(9,067)	(14,137)	(10,689)
Gain on sale of income producing properties	-	735	4,925	735
Gain on land sales	555	1,958	3,925	7,861
Net loss from continuing operations before taxes	(4,902)	(6,374)	(5,287)	(2,093)
Income tax benefit (expense)	(46)	16	(45)	107
Net loss from continuing operations	(4,948)	(6,358)	(5,332)	(1,986)
Discontinued operations:				
Net income (loss) from discontinued operations	-	47	3	306
Income tax expense from discontinued operations	-	(16)	(1)	(107)
Net income (loss) from discontinued operations	-	31	2	199
Net loss	(4,948)	(6,327)	(5,330)	(1,787)
Net loss attributable to non-controlling interest	1,194	1,164	860	1,132
Net loss attributable to American Realty Investors, Inc.	(3,754)	(5,163)	(4,470)	(655)
Preferred dividend requirement	(275)	(275)	(825)	(941)
Net loss applicable to common shares	$ (4,029)	$ (5,438)	$ (5,295)	$ (1,596)
Earnings per share - basic				
Net loss from continuing operations	$ (0.26)	$ (0.35)	$ (0.34)	$ (0.12)
Net income from discontinued operations	-	-	-	0.01
Net loss applicable to common shares	$ (0.26)	$ (0.35)	$ (0.34)	$ (0.11)
Earnings per share - diluted				
Net loss from continuing operations	$ (0.26)	$ (0.35)	$ (0.34)	$ (0.12)
Net income from discontinued operations	-	-	-	0.01
Net loss applicable to common shares	$ (0.26)	$ (0.35)	$ (0.34)	$ (0.11)
Weighted average common shares used in computing earnings per share	15,514,360	15,514,360	15,514,360	14,975,212
Weighted average common shares used in computing diluted earnings per share	15,514,360	15,514,360	15,514,360	14,975,212
Amounts attributable to American Realty Investors, Inc.				
Net loss from continuing operations	$ (3,754)	$ (5,194)	$ (4,472)	$ (854)
Net income (loss) from discontinued operations	-	31	2	199
Net loss applicable to American Realty Investors, Inc.	$ (3,754)	$ (5,163)	$ (4,470)	$ (655)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2016	December 31, 2015
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 1,026,235	$ 954,390
Real estate subject to sales contracts at cost	49,155	49,155
Less accumulated depreciation	(165,681)	(150,038)
Total real estate	909,709	853,507
Notes and interest receivable		
Performing (including $127,909 in 2016 and $125,915 in 2015 from related parties)	136,111	137,280
Less allowance for doubtful accounts (including $15,537 in 2016 and 2015 from related parties)	(17,037)	(17,037)
Total notes and interest receivable	119,074	120,243
Cash and cash equivalents	7,343	15,232
Restricted cash	33,598	45,711
Investments in unconsolidated subsidiaries and investees	6,024	8,365
Receivable from related party	14,260	28,147
Other assets	49,388	46,163
Total assets	$ 1,139,396	$ 1,117,368
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 827,789	$ 797,962
Notes related to assets held for sale	376	376
Notes related to subject to sales contracts	5,815	6,422
Deferred revenue (including $70,915 in 2016 and $70,892 in 2015 from sales to related parties)	91,370	91,336
Accounts payable and other liabilities (including $10,586 in 2016 and $10,013 in 2015 to related parties)	43,312	44,383
	968,662	940,479
Shareholders' equity:		
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,000,614 and 2,461,252 shares in 2016 and 2015 (liquidation preference $10 per share), including 900,000 shares in 2016 and 2015 held by ARL or subsidiaries.	2,205	2,205
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 15,930,145 and 14,443,404 shares; outstanding 15,514,360 and 14,027,619 shares in 2016 and 2015, respectively; including 140,000 shares held by TCI (consolidated) in 2016 and 2015.	156	156
Treasury stock at cost; 415,785 shares	(6,395)	(6,395)
Paid-in capital	109,036	109,861
Retained earnings	12,660	17,130
Total American Realty Investors, Inc. shareholders' equity	117,662	122,957
Non-controlling interest	53,072	53,932
Total shareholders' equity	170,734	176,889
Total liabilities and shareholders' equity	$ 1,139,396	$ 1,117,368